Dynamic Ventures Corporation’s wholly owned subsidiary Bundled Builder is awarded a $1 million management contract to provide affordable Eco-friendly homes and commercial properties.

Scottsdale, AZ (PRnewswire) August 25th, 2010: Dynamic Ventures Corporation (OTCBB: DYNV) Bundled Builder Solutions was awarded a $1,000,000 contract to its Native American Division for construction costs and construction management services to build homes for the Jicarilla Apache Nation in Dulce, New Mexico.  Preparations are beginning now for a groundbreaking, with completion expected in early December.

Bundled Builder Solutions, Inc. (BBSI), has developed a design-build approach to housing with long-term green, energy-efficient, durable construction products in three different home models designed to address Native American needs.

Bundled Builder Solution is the exclusive construction services provider for Tribal Building Solutions, a Native American-owned company specializing in green, sustainable housing for Native American communities in Arizona and New Mexico.

 This is the second contract for housing within the last 12 months for the Jicarilla Tribe to be awarded on which Bundled Builder Solutions provided the contracting services which include passive solar orientation and more.

Dynamic Ventures’ CEO Paul Kalkbrenner stated that, “ We are delighted with this expansion and the nature of our corporate involvement with the Jicarilla Apache Nation and Tribal Building Solutions”.

About The Company:

Dynamic Ventures Corporation, soon to be renamed Bundled Builder Solutions, Inc., develops and markets efficient construction solutions for residential and commercial buildings.  Its EZ-Build subsidiary offers a turnkey solution enabling the firm to custom design, manufacture and install complete LEED certified structures. The overall energy efficient, affordable, green, easy and quick construction approach offered by the EZ-Build system is unique in the industry.

This press release contains forward-looking statements that involve risks and uncertainties, including the Company's beliefs about its business prospects and future results of operations. Some factors that could cause actual results to differ materially include economic and operational risks, changes in anticipated earnings, continuation of current contracts, and other factors detailed in the Company's filings with the Securities and Exchange Commission, including its most recent Forms 10-KSB and 10-QSB. The Company forecasts provided above are dynamic and therefore refer only to this release date. The Company does not undertake to update any forecasts that it may make available to the investing public.

For information on Dynamic Ventures Corp or the EZ-Build system, visit www.ez-build.com or www.bbsiaz.com

Contact:

Dave Brown

Phone number 480-968-0207

Email dave@bbsiaz.com